Exhibit 10.18

Execution Copy

EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT

This EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of June 1, 2012 (the “Effective Date”), by and between LAKE SUNAPEE BANK, FSB (the “Bank”) and STEPHEN W. ENSIGN (the “Executive Chairman”). Any reference to the “Company” herein shall mean New Hampshire Thrift Bancshares, Inc., or any successor thereto.

WHEREAS, the Bank desires to continue to assure for itself and for the Company the continued availability of the Executive Chairman’s services and the ability of the Executive Chairman to perform such services with a minimum of personal distractions in the event of a pending or threatened Change of Control (as herein defined);

WHEREAS, the Executive Chairman Chairman is willing to serve in the employ of the Bank and the Company on such basis; and

WHEREAS, the Bank and the Executive Chairman Chairman each hereby agree that in order to achieve the foregoing objectives it is necessary to enter into this Agreement and for the Company and the Executive Chairman to enter into a separate parallel agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive Chairman hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a) During the period of his employment hereunder, Stephen W. Ensign agrees to serve as Executive Chairman of the Bank in the capacity of both employee and director.

(b) The Executive Chairman also agrees that, during the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, he shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank all as may be mutually agreed by the Board of Directors of the Bank (“Board”) and the Executive Chairman; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, the Executive Chairman may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of the Executive Chairman’s duties pursuant to this Agreement.

2.	EMPLOYMENT TERM.

The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (“Employment Period”). The Employment Period shall be for an initial term ending on December 31, 2014. Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on December 31, 2014. Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive Chairman’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and the Executive Chairman in the event of any such termination shall be determined under this Agreement.

3.	COMPENSATION AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Bank shall pay the Executive Chairman as compensation for services a base salary at a rate of $325,784 per year (“Base Salary”) for 2012 commencing as of the Effective Date. During the period of the Agreement, the Executive Chairman’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board and the Executive Chairman may modify such Base Salary as mutually agreed by the parties. The Base Salary shall be payable in accordance with the Bank’s payroll schedule applicable to all employees. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide the Executive Chairman with all such other benefits as are provided uniformly to permanent full-time employees of the Bank and its affiliates.

(b) The Bank will provide the Executive Chairman with employee benefit plans, arrangements and perquisites substantially equivalent to those in which the Executive Chairman was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without the Executive Chairman’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect the Executive Chairman’s rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this subsection (b), the Executive Chairman will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health and accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. The Executive Chairman will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Bank or the Company, in which the Executive Chairman is eligible to participate. Nothing paid to the Executive Chairman under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive Chairman is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive Chairman for all reasonable travel and other obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(d) During the term of this Agreement, the Bank shall make annual contributions to the separate trust established for the New Hampshire Thrift Bancshares, Inc. Supplemental Executive Retirement Plan (“SERP”) for purposes of accumulating the assets necessary to fund the benefits payable to the Executive Chairman under the terms of such Plan.

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4.	PAYMENTS TO EXECUTIVE CHAIRMAN UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive Chairman’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i) the termination by the Bank of the Executive Chairman’s full-time employment hereunder for any reason other than for “Disability” as defined in Section 6(a) hereof; death; or “Termination for Cause” as defined in Section 8 hereof; or

(ii) The Executive Chairman’s resignation from the Bank’s employ upon (A) unless consented to by the Executive Chairman, a material change in the Executive Chairman’s function, duties, or responsibilities, which change would cause Executive Chairman’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above (any such material change shall be deemed a continuing breach of this Agreement), (B) a relocation of the Executive Chairman’s principal place of employment by more than 50 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive Chairman from those being provided as of the effective date of this Agreement, or (C) any breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), or (C), above, Executive Chairman shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice, including a description of the event giving rise to the asserted grounds under clauses (A), (B), or (C), given within a reasonable period of time not to exceed, except in case of a continuing breach, ninety (90) days after the event giving rise to said right to elect if the asserted grounds under clauses (A), (B), or (C) above have not been cured during said thirty (30) day period.

(b) Upon the termination of the Executive Chairman’s employment with the Bank under circumstances described in Section 4(a) of this Agreement, the Bank shall pay and provide to the Executive Chairman (or, in the event of his death, to his estate):

(i) his earned but unpaid salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 4(b)) as of the date of the termination of his employment with the Bank and the Company, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii);

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Bank and the Company for their officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits, in addition to that provided pursuant to Section 4(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive Chairman, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of

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his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive Chairman’s termination of employment with the Bank; provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section 4(b)(iii) would cause a group health plan maintained for the officers or employees of the Bank or the Company to fail to comply with section 2716 of the Public Health Service Act, the Executive Chairman shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive Chairman to purchase a comparable health benefit;

(iv) a lump sum payment, in an amount equal to the value of the salary that the Executive Chairman would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive Chairman’s termination of employment with the Bank, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination without discount for early payment with payment to be made on the sixtieth (60) day following termination of employment;

(v) a lump sum payment in an amount equal to the value of the payments that would have been made to the Executive Chairman under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank or the Company if he had continued working for the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period without discount for early payment with payment to be made on the sixtieth (60) day following termination of employment, such payments to be equal to the product of:

(A) the maximum percentage rate at which an award was available to the Executive Chairman under such incentive compensation plan during the period of three (3) years ending immediately prior to the date of termination; multiplied by

(B) the salary that would have been paid to the Executive Chairman during each such calendar year at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination;

(vi) at the election of the Bank made within thirty (30) days following the Executive Chairman’s termination of employment with the Bank, upon the surrender of options or appreciation rights issued to the Executive Chairman under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Bank or the Company, a lump sum payment in an amount equal to the product of:

(A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

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(B) the number of shares with respect to which options or appreciation rights are being surrendered; and

(vii) at the election of the Bank made within thirty (30) days following the Executive Chairman’s termination of employment with the Bank, upon the surrender of any shares awarded to the Executive Chairman under any restricted stock plan maintained by, or covering employees of, the Bank or the Company, a lump sum payment in an amount equal to the product of:

(A) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of the Executive Chairman’s termination of employment; multiplied by

(B) the number of shares which are being surrendered.

The Bank and the Executive Chairman hereby stipulate that the damages which may be incurred by the Executive Chairman following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 4(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive Chairman’s efforts, if any, to mitigate damages.

(c) Notwithstanding anything in this Agreement to the contrary, it will be a condition to the Executive Chairman’s right to receive any severance benefits under Sections 4(b)(iii), (iv) and (v) that he execute and deliver to the Bank no later than 53 days following the date of termination and not revoke a release of claims in favor of the Bank and the Company and all affiliates in the form as may be reasonably prescribed by the Bank. Severance payments and benefits will commence following the expiration of the 60 day period following termination of employment, provided that the Executive Chairman has executed and delivered and not revoked the release no later than 53 days following the date of termination and such release is effective upon the 60th day following termination of employment. The Bank and the Executive Chairman further agree that the Bank may condition the payments and benefits (if any) due under Sections 4(b)(iii), (iv) and (v) on the receipt of the Executive Chairman’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank, the Committee or any subsidiary or affiliate of either of them.

5.	CHANGE OF CONTROL.

(a) No benefit shall be payable under this Section 5 unless there shall have occurred a Change of Control of the Bank or the Company, as set forth below. For purposes of this Agreement, a “Change of Control” of the Bank shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Bank, respectively, with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in

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substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Bank;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Bank do not belong to any of the following groups;

(A) individuals who were members of the Board of the Bank on the date of this Agreement; or

(B) individuals who first became members of the Board of the Bank after the date of this Agreement either:

(I) upon election to serve as a member of the Board of the Bank by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Bank to serve as a member of the Board of the Bank, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Bank, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Bank; or

(v) any event which would be described in Section 5(a)(i), (ii), (iii) or (iv) if the term “Company” were substituted for the term “Bank” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, the Company, or a subsidiary of either of them, by the Bank, the Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 5(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

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(b) If any of the events described in Section 5(a) hereof constituting a Change of Control have occurred or the Board has determined that a Change of Control has occurred, the Executive Chairman shall be entitled to the benefits provided in Section 4(b) upon the Executive Chairman’s subsequent termination of employment with the Bank, whether voluntary or otherwise, for any reason following the effective date of the Change of Control, unless the Executive Chairman’s termination of employment is the result of his “Disability” as defined in Section 6(a) hereof; death; or “Termination for Cause” as defined in Section 8 hereof. Notwithstanding anything in this Agreement to the contrary, for purposes of computing the benefits described in Section 4(b) due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Remaining Unexpired Employment Period shall be deemed to be three (3) full years.

6.	TERMINATION FOR DISABILITY.

(a) If, as a result of the Executive Chairman’s incapacity due to physical or mental illness, he shall have been absent from his duties with the Bank on a full-time basis for three (3) consecutive months, and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Bank may terminate the Executive Chairman’s employment for “Disability.”

(b) If the Executive Chairman’s employment is terminated by reason of the Executive Chairman’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive Chairman, other than for payment of amounts and provision of benefits under Sections 4(b)(i) and (ii).

7.	DEATH OF THE EXECUTIVE CHAIRMAN.

If the Executive Chairman’s employment is terminated by reason of the Executive Chairman’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive Chairman’s legal representatives under this Agreement, other than for payment of amounts and provision of benefits under Sections 4(b)(i) and (ii).

8.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the bank or one of its affiliates, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order concerning conduct which results in substantial loss to the Bank or one of its affiliates, or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on the Executive Chairman’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank or its affiliates. Notwithstanding the foregoing, the Executive Chairman shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive Chairman and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive Chairman was guilty of conduct justifying Termination for Cause and specifying the reasons thereof. The Executive Chairman shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unvested stock options granted to the Executive Chairman under any

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stock option plan or any unvested awards granted under any other stock benefit plan of the Company or any subsidiary or affiliate thereof, shall become null and void effective upon the Executive Chairman’s receipt of Notice of Termination for Cause pursuant to Section 10 hereof, and shall not be exercisable by the Executive Chairman at any time subsequent to such Termination for Cause.

9.	REQUIRED REGULATORY PROVISIONS.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) The Bank may terminate the Executive Chairman’s employment at any time, but any termination, other than Termination for Cause, shall not prejudice the Executive Chairman’s right to compensation or other benefits under this Agreement. The Executive Chairman shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 herein.

(b) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive Chairman under Section 4(b) hereof (exclusive of amounts described in Section 4(b)(i) and (iv)) exceed three times the Executive Chairman’s average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).

(c) Notwithstanding anything herein contained to the contrary, any payments to the Executive Chairman by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(d) Notwithstanding anything herein contained to the contrary, if the Executive Chairman is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive Chairman all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(e) Notwithstanding anything herein contained to the contrary, if the Executive Chairman is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive Chairman shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1)), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive Chairman shall not be affected.

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(g) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Currency (the “Comptroller”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Comptroller or his designee at the time such Comptroller or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Comptroller to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

10.	NOTICE OF TERMINATION.

(a) Any purported termination by the Bank or by the Executive Chairman shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive Chairman’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive Chairman’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) days period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change of Control and voluntary termination by the Executive Chairman in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay the Executive Chairman his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in

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accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

11.	NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive Chairman:

Mr. Stephen W. Ensign

21 Sawyer Lane

New London, New Hampshire 03257

If to the Bank:

Lake Sunapee Bank, fsb

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

Attention: Chief Executive Officer

with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, D.C. 20004

Attention: Richard A. Schaberg, Esq.

12.	NON-COMPETITION.

(a) The Executive Chairman recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. The Executive Chairman will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the Executive Chairman may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive Chairman of the provisions of this Section, the Bank will be entitled to an injunction restraining the Executive Chairman from

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disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from the Executive Chairman.

(b) The Executive Chairman shall have no right to terminate his employment under this Agreement except as provided in this Agreement. In the event that Executive Chairman violates this provision, the Bank shall be entitled to enjoin the employment of the Executive Chairman with any significant competitor, which shall mean any bank, savings bank, co-operative bank or savings and loan association or holding company affiliate thereof having one or more deposit offices in any county where Lake Sunapee Bank, fsb has a main or branch office for a period of two years from the date of the Executive Chairman’s termination of his employment hereunder.

13.	SOURCE OF PAYMENTS.

Subject to the provisions of Section 9 hereof, all payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

14.	NON-DUPLICATION.

In the event that the Executive Chairman shall perform services for the Company or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to the Executive Chairman by such other employer or pursuant to such employer’s employee benefit plans shall be applied to offset the obligations of the Bank hereunder, it being intended that the provisions of this Agreement shall set forth the aggregate compensation and benefits payable to the Executive Chairman for all services rendered to the Bank, the Company and any other direct or indirect subsidiaries.

15.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreements between the Bank, or any predecessor of the Bank and Executive Chairman. No provision of this Agreement shall be interpreted to mean that Executive Chairman is subject to receiving fewer benefits than those available to him without reference to this Agreement under any other benefit plans maintained by the Bank or the Company.

16.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive Chairman, the Bank and their respective successors and assigns.

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17.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A of the Code (“Section 409A”) and shall be subject to amendment in the future, in such manner as the Bank and the Company may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive Chairman the benefit originally afforded pursuant to this Agreement.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

18.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

19.	HEADINGS FOR REFERENCE ONLY.

The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Hampshire, unless otherwise specified herein.

21.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by the Executive Chairman pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if the Executive Chairman is successful pursuant to a legal judgment, arbitration or settlement.

22.	INDEMNIFICATION.

The Bank shall provide the Executive Chairman (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive Chairman (and his heirs, executors and administrators) to the fullest extent permitted under law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or

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not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements.

23.	SUCCESSORS TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

24.	COMPLIANCE WITH SECTION 409A OF THE CODE.

The Executive Chairman and the Bank acknowledge that each of the payments and benefits promised to the Executive Chairman under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive Chairman and the Bank agree that:

(a) The expense reimbursements described in Section 3(c) and legal fee reimbursements described in Section 21 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b) the payment described in Section 4(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(c) the benefits and payments described in Section 4(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(d) the welfare benefits provided in kind under Section 4(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(e) the termination benefits described in Section 22 are intended to be exempt from Section 409A as certain indemnification and liability insurance plans pursuant to Treasury Regulation Section 1.409A-1(b)(10).

With respect to payments under this Agreement, for purposes of Section 409A, each severance payment (if there is more than one payment) will be considered one of a series of separate payments. The Executive Chairman and the Bank further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the

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meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive Chairman’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive Chairman is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Executive Chairman’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by its duly authorized officers and directors, and Executive Chairman has signed this Agreement.

ATTEST:	LAKE SUNAPEE BANK, FSB

/s/ Laura Jacobi	BY:	/s/ Peter R. Lovely

Secretary		Board Director

WITNESS:

/s/ Jodi Hoyt	/s/ Stephen W. Ensign

STEPHEN W. ENSIGN

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